EXHIBIT 23.1.15

Exhibit 23.1.15

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 25, 2009 and May 24, 2007, with respect to the financial statements of ATEL 12, LLC as of December 31, 2008 and 2007 and April 3, 2007 and for the year ended December 31, 2008 and for the period from February 24, 2007 (inception date) through December 31, 2007 and February 24, 2007 through April 3, 2007, respectively, included in the Post-Effective Amendment No. 3 to Form S-1 Registration Statement and the Supplement dated April 10, 2009 to the Prospectus of ATEL 12, LLC for the registration of 20,000,000 units of limited liability company interest.

/s/ Moss Adams, LLP

San Francisco, California

April 10, 2009